Exhibit 2.d

             CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF
                    10.0% CUMULATIVE SERIES A PREFERRED STOCK

                                       OF

                            EMIGRANT SECURITIES CORP.

             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware



         We, Francis R. May and, Daniel C. Hickey being the Senior Vice President and Treasurer and the Senior Vice President and Secretary, respectively, of Emigrant Securities Corp, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of Sections 103 and 151 thereof, DO HEREBY
CERTIFY:

         That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), the Board of Directors of the Corporation, at a meeting duly called and held on August 16, 1999, at which quorum was present and acting throughout, duly adopted the following resolution creating a series of 1,000 shares of preferred stock, par value $0.01 per share, designated "10.0% Cumulative Series A Preferred Stock":

                           RESOLVED, that pursuant to the authority vested in
                  the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation (the "Certificate"), the Board of Directors does hereby provide for the issuance of a series of preferred stock, par value $0.01 per share, of the Corporation, to be designated "10.0% Cumulative Series A Preferred Stock" (hereinafter referred to as the "Series A Preferred Stock"), initially consisting of 1,000 shares, and to the extent that the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of this series are not stated and expressed in the Certificate, does hereby fix and herein state and express such designations, powers, preferences and relative and their special rights and the qualifications, limitations and restrictions thereof, as follows (all terms used herein which are defined in the Certificate shall be deemed to have the meanings provided therein):

         Section 1. DESIGNATION AND AMOUNT. This series shall be designated "10.0% Cumulative Series A Preferred Stock," par value $0.01 per share (hereinafter called "Series A Preferred Stock") and the number of shares constituting such series shall be 1,000. Such number of shares may be increased or decreased by resolution of the Board of Directors of the Corporation ("Board of

Directors") or a duly authorized committee thereof; PROVIDED, that no decrease shall reduce the number of shares of this Series A Preferred Stock to a number less than the number of shares of the series then outstanding. Shares of this Series A Preferred Stock will have a liquidation preference of $1,000 per share.

         Section 2. DIVIDENDS.

         (a) Dividends shall accrue daily on each share of this Series A Preferred Stock for each dividend payment period at the rate of 10.0% PER ANNUM (multiplied by the liquidation preference per share) or $100.00 per share PER ANNUM, from the date of its issuance to and including the last day of the calendar quarter of such issuance and for each dividend payment period thereafter, commencing on April 1, July 1, October 1 and January 1, as the case may be, of each year and ending on and including the day next preceding the first day of the next such dividend payment period (each a "Dividend Period"). Such dividends shall accrue from the date of original issuance of such shares, shall be payable when, as and if declared by the Board of Directors and out of funds of the Corporation legally available for the payment of dividends, on the 15th day of April, July, October and the last business day of December of each year ("Dividend Payment Dates") for the dividend periods ending December 31, March 31, June 30 and September 30, and, respectively, commencing October 15, 1999 with respect to the initial Dividend Period and shall cumulate if not paid on such payment dates, whether or not in any Dividend Period or Periods there shall be funds of the Corporation legally available for the payment of dividends. Dividends will accrue from the first day of each Dividend Period, whether or not declared or paid for the prior Dividend Period. Each such dividend shall be paid to the holders of record of shares of this Series A Preferred Stock as they appear on the books of the Corporation on such record dates, not exceeding 30 days preceding the Dividend Payment Dates thereof, as shall be fixed by the Board of Directors of the Corporation or by a duly authorized committee thereof (each a "Dividend Record Date").

         (b) The amount of dividends per share of this Series A Preferred Stock payable for each Dividend Period (other than the initial Dividend Period) shall be $25.00 (a "Dividend Payment"). The amount of dividends payable for the initial Dividend Period or any period shorter than a full Dividend Period shall be computed on A PRO RATA basis, assuming 30-day months and a 360-day year and using the actual number of days elapsed in the period.

         (c) No dividends shall be declared or paid or set apart for payment on any series of preferred stock ("Preferred Stock") or any class of capital stock of the Corporation ranking, as to dividends or upon liquidation, on a parity with or junior to this Series A Preferred Stock for any period (other than dividends payable in common stock of the Corporation ("Common Stock") or another stock ranking junior to this Series A Preferred Stock as to dividends and upon liquidation), nor shall the Corporation make any other distribution on the Common Stock of the Corporation or on any other stock of the Corporation ranking junior to or on a parity with this Series A Preferred Stock as to dividends or upon liquidation, until such time as (i) full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment on the Series A Preferred Stock for all past Dividend Periods for the Series A Preferred Stock terminating on or prior to the date of payment of any such dividends on the Common Stock or such other series of and (ii) sufficient funds have been set apart for payment of dividends on all outstanding shares of this Series A Preferred Stock for the Dividend Period during which


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payment is to be made for such current Dividend Period. When full cumulative dividends for all past and current Dividend Periods are not paid or provided for, as aforesaid, upon the shares of the Series A Preferred Stock and any other series of Preferred Stock and any other class of capital stock of the Corporation ranking, as to dividends, on a parity with the Series A Preferred Stock (herein referred to as "Dividend Parity Stock"), all dividends declared upon shares of the Series A Preferred Stock and any other Dividend Parity Stock shall be declared PRO RATA so that the amount of dividends declared per share on the Series A Preferred Stock and all other Dividend Parity Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of the Series A Preferred Stock and such other Dividend Parity Stock bear to each other. Holders of shares of the Series A Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on the Series A Preferred Stock. As used herein, the phrase "set apart" in respect of the payment of dividends shall require deposit of any funds in a bank or trust company in a separate deposit account maintained for the benefit of the holders of the Series A Preferred Stock.

         (d) Unless full cumulative dividends on all outstanding shares of the Series A Preferred Stock shall have been paid for all past dividend payment periods or declared and set apart for payment, so long as any shares of the Series A Preferred Stock are outstanding, no Common Stock or any other stock of the Corporation ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation and no warrants, calls, options or other rights to acquire Common Stock, any equity security of the Corporation or other security exercisable or exchangeable into Common Stock or any such other stock of the Corporation shall be redeemed, purchased or otherwise acquired or retired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation or any entity directly or indirectly controlled by the Corporation (except by conversion into or exchange for stock of the Corporation or such entity ranking junior to the Series A Preferred Stock as to dividends and upon liquidation). As used herein, the phrase "set apart" in respect of the payment of dividends shall require deposit of any funds in a bank, savings association or trust company in a separate deposit account maintained for the benefit of the holders of this Series A Preferred Stock.

         (e) While any shares of Preferred Stock are outstanding, Emigrant Securities Corp. may not declare any cash dividend or other distribution on its capital stock, unless at the time of such declaration, (i) all accumulated dividends have been paid and (ii) the net asset value of Emigrant Securities Corp.'s portfolio (determined by total assets of Emigrant Securities Corp., less all liabilities and indebtedness, deducting the amount of such dividend, distribution or purchase price, as the case may be) is at least 200% of the aggregate Liquidation Preference of all of the outstanding shares of Preferred Stock.

         Section 3. REDEMPTION.

         (a) The shares of this Series A Preferred Stock are not redeemable, except upon the occurrence of a Tax Event (as defined in paragraph (b) below).

         (b) The Corporation will have the right, at any time upon the occurrence of a Tax Event to redeem the shares of this Series A Preferred Stock, in whole, but not in part, at a redemption price of $1,000 per share, plus accrued and unpaid dividends to the date fixed for redemption. "Tax


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Event" means the receipt by the Corporation of an opinion of Thacher Proffitt &
Wood or another nationally recognized law firm experienced in such matters to the effect that, as a result of (i) any amendment to, clarification of, or change (including any announced prospective change) in the laws or treaties (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, (ii) any judicial decision, official administrative pronouncement, published or private ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to adopt such procedures or regulations, an "Administrative Action") or (iii) any amendment to, clarification of, or change in the official position or interpretation of such Administrative Action or any interpretation or pronouncement that provides for a position with respect to such Administrative Action that differs from the theretofore generally accepted position, in each case, by any legislative body, court, governmental authority or regulatory body, irrespective of the manner in which such amendment, clarification or change is made known, which amendment, clarification or change is effective or such pronouncement or decision is announced on or after the date of issuance of the shares of this Series A Preferred Stock, there is more than an insubstantial risk that (1) dividends paid or to be paid by the Corporation with respect to the Common Stock and Preferred Stock of the Corporation are not, or will not be, fully deductible by the Corporation for United States federal income tax purposes, or (2) the Corporation is, or will be, subject to more than a DE MINIMIS amount of other taxes, duties or other governmental charges.

         (c) In the event that fewer than all the outstanding shares of this Series A Preferred Stock are to be redeemed as permitted by this Section 3, the number of shares to be redeemed shall be determined by the Board of Directors or a duly authorized committee thereof, and the shares to be redeemed shall be determined by lot or PRO RATA as may be determined by the Board of Directors or such duly authorized committee thereof by such other method as may be approved by the Board of Directors or such duly authorized committee thereof, in its sole discretion to be equitable; PROVIDED, that such method conforms to any applicable rule or regulation of any stock exchange upon which the shares of this Series A Preferred Stock may at the time be listed.

         (d) In the event that the Corporation redeems shares of this Series A Preferred Stock, notice of such redemption specifying the date fixed for redemption (herein referred to as the "Redemption Date") and place of redemption, shall be given by first class mail to each holder of record of the shares to be redeemed at his address of record, not more than 60 nor less than 30 days prior to the Redemption Date. Each such notice shall specify: (i) the Redemption Date; (ii) the number of shares of this Series A Preferred Stock to be redeemed; (iii) the redemption price applicable to the shares to be redeemed and that dividends on shares to be redeemed shall cease to accrue and accumulate on the Redemption Date; and (iv) instructions for the surrender of such certificates for the redemption price. If less than all the shares owned by such shareholder are then to be redeemed, the notice shall also specify the number of shares thereof which are to be redeemed and the fact that a new certificate or certificates representing any unredeemed shares shall be issued without cost to such holder.

         (e) Notice of redemption of shares of this Series A Preferred Stock having been given as provided in paragraph (d) of this Section 3, then, unless the Corporation shall have defaulted in providing for the payment of the redemption price and an amount equal to all accrued and unpaid dividends to the Redemption Date, dividends shall cease to accrue on the shares of this Series A Preferred Stock called for redemption at the Redemption Date, all rights of the holders thereof


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



(except the right to receive the redemption price and all accrued and unpaid dividends to the Redemption Date) shall cease with respect to such shares and such shares shall not, after the Redemption Date, be deemed to be outstanding and shall not have the status of Preferred Stock. In case fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

         (f) Any shares of this Series A Preferred Stock which shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors.

         (g) Notwithstanding the foregoing provisions of this Section 3, unless full dividends for the then-current Dividend Period on this Series A Preferred Stock have been, or contemporaneously are, declared and paid, no shares of this Series A Preferred Stock shall be redeemed unless all outstanding shares of this Series A Preferred Stock are redeemed and the Corporation shall not purchase or otherwise acquire any shares of this Series A Preferred Stock; PROVIDED, HOWEVER, that the Corporation may purchase or acquire shares of this Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of this Series A Preferred Stock.

         (h) Shares of this Series A Preferred Stock are not subject or entitled to the benefit of a sinking fund.

         Section 4. CONVERSION. The holders of this Series A Preferred Stock shall not have any rights to convert such shares into shares of any other class or capital stock of the Corporation.

         Section 5. VOTING. Except as required by law, the shares of this Series A Preferred Stock shall not have any voting powers, either general or special, except as provided in this Section 5:

         (a) Unless the vote of the holders of a greater number of shares shall then be required by law, the affirmative vote of the holders of at least 662/3% of all of the shares of this Series A Preferred Stock the time outstanding, given in person or by proxy, at a meeting called for the purpose, on which matter the holders of shares of this Series A Preferred Stock shall vote together as a separate class, shall be necessary to authorize, effect or validate any amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation or of any certificate, amendatory or supplemental thereto which amendment, alteration or repeal, if effected, would, adversely affect the powers, preferences, rights or privileges of this Series A Preferred Stock other than any such amendment or alteration subject to paragraph (b) of this Section 5.

         (b) Notwithstanding anything set forth herein to the contrary, the Board of Directors without the vote of the holders of shares of this Series A Preferred Stock may authorize and issue additional shares of Common Stock and Preferred Stock ranking on a parity as to dividends and upon liquidation with the shares of this Series A Preferred Stock. No class or series of equity securities of the Corporation may rank senior to this Series A Preferred Stock as to dividends or upon liquidation.



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         (c) (i) So long as any shares of this Series A Preferred Stock are outstanding, the holders of this Series A Preferred Stock shall have the right, voting together as a class and separately from all other classes and series, to elect two Directors (the "Preferred Directors") at the annual meeting of shareholders of the Corporation.

                  (ii) Each Preferred Director shall comply with the requirements of Delaware law applicable to directors of a Delaware corporation. Unless otherwise required by law, the Preferred Directors elected by the holders of this Series A Preferred Stock shall serve until the next annual meeting or until their respective successors shall be duly elected and qualified.

                  (iii) The term of office of all directors elected by the holders of this Series A Preferred Stock in office at any time when the aforesaid voting right is vested in such holders shall terminate upon the election of their successors at any meeting of shareholders held for the purpose of electing directors; PROVIDED, HOWEVER, that without further action, and unless otherwise required by law, any Preferred Director that shall have been elected by holders of this Series A Preferred Stock as provided herein may be removed at any time, either with or without cause, by the affirmative vote of the holders of record of a majority of outstanding shares of this Series A Preferred Stock, voting separately as one class, at a duly held meeting of the holders thereof.

                  (iv) Unless otherwise required by law, in case of any vacancy occurring among the directors so elected by the holders of this Series A Preferred Stock, the remaining Preferred Director may appoint a successor to hold office for the unexpired term of the director whose place shall be vacant, and if all Preferred Directors so elected shall cease to serve as directors before their terms shall expire, the holders of this Series A Preferred Stock then outstanding may, at a meeting of such holders duly held, elect successors to hold office for the unexpired terms of the Preferred Directors whose places shall be vacant.

                  (v) The Preferred Directors elected by the holders of this Series A Preferred Stock in accordance with the provisions of this paragraph (c) shall be entitled to one vote per director on any matter and otherwise to the same rights and privileges as all other directors of the Corporation.

                  (vi) So long as any shares of this Series A Preferred Stock are outstanding, the number of directors of the Corporation shall be subject to the exercise by the holders of shares of this Series A Preferred Stock of the right to elect directors under the circumstances provided in this paragraph (c), and the Certificate of Incorporation shall not contravene such right.

                  (vii) On any matter on which the holders of this Series A Preferred Stock shall be entitled to vote, such holders shall be entitled to one vote for each share held. The holders of this Series A Preferred Stock shall vote only as a separate class; their votes shall not be counted together with the holders of the Common Stock or any other class or series of Preferred Stock as a single class. At any meeting of shareholders held while holders of this Series A Preferred Stock have the voting power set forth in this paragraph (c), the holders of a majority of the then outstanding shares of this Series A Preferred Stock who are present in person or by proxy shall be sufficient to constitute a quorum for the election of directors as provided herein.



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



         (d) If the Corporation fails to declare or pay dividends on the Series A Preferred Stock in amount equal to two full years dividends, the holders of the Series A Preferred Stock will be entitled to elect the majority of the Board of Directors and shall continue to be so represented until all dividends in arrears have been paid or otherwise provided for. The holders of Series A Preferred Stock must approve, by a majority vote, voting as a class, (i) any plan or reorganization adversely affecting the rights of Series A Preferred Stockholders and (ii) any changes in investment policy of the Corporation as described in Section 13(a) of the Investment Company Act of 1940, as amended ("Investment Company Act") and any regulations promulgated thereunder. In any matter on which the holders of the Series A Preferred Stock may vote (as expressly provided in the Certificate of Designations or as may be required by law), such holders will be entitled to one vote for each share of Series A Preferred Stock.

         (e) Notwithstanding anything to the contrary in Section 262(b) of the General Corporation Law of the State of Delaware, the holders of this Series A Preferred Stock shall be entitled to dissenters' rights pursuant to, and to the fullest extent permitted by, Section 262(c) of said General Corporation Law in the event of a merger or consolidation in which the Corporation is a constituent corporation or the sale of substantially all of the assets of the Corporation.

         Section 6. LIQUIDATION RIGHTS.

         (a) Upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the shares of this Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to shareholders under applicable law, before any payment or distribution of assets shall be made on the Common Stock or on any other class or series of stock of the Corporation ranking junior to this Series A Preferred Stock upon liquidation, the amount of $1,000 per share (the "Liquidation Preference"), plus a sum equal to all dividends accrued on such shares and unpaid to the date fixed for such liquidation, dissolution or winding up.

         (b) After the payment in cash to the holders of the shares of this Series A Preferred Stock of the full preferential amounts for the shares of this Series A Preferred Stock, as set forth in paragraph (a) of this Section 6, the holders of this Series A Preferred Stock shall have no further right or claim to any of the remaining assets of the Corporation.

         (c) In the event the assets of the Corporation available for distribution to the holders of shares of this Series A Preferred Stock upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to paragraph (a) of this Section 6, no distribution shall be made on account of any shares of any other series of Preferred Stock or any other class of stock of the Corporation ranking on a parity with the shares of this Series A Preferred Stock upon such liquidation, dissolution or winding up unless proportionate amounts shall be paid on account of the shares of this Series A Preferred Stock, ratably, in proportion to the full amounts to which holders of all such shares which are on a parity with the shares of this Series A Preferred Stock are respectively entitled upon such dissolution, liquidation or winding up.



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



         (d) The sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Corporation shall not be deemed a dissolution, liquidation or winding up of the Corporation for the purposes of this Section 6, nor shall the merger or consolidation of the Corporation into or with any other corporation or association or the merger or consolidation of any other corporation or association into or with the Corporation, be deemed to be a dissolution, liquidation or winding up of the Corporation for the purposes of this Section 6.

         Section 7. RANK. The Corporation shall not issue any other series of Preferred Stock ranking senior to this Series A Preferred Stock as to the payment of dividends or upon liquidation or any other series of any equity securities ranking senior to this Series A Preferred Stock as to the payment of dividends or upon liquidation. The Corporation may issue shares of Common Stock and any other series of Preferred Stock ranking junior to or on a parity with this Series A Preferred Stock as to the payment of dividends or upon liquidation. For purposes of this Certificate of Designations, any stock of any series or class of the Corporation shall be deemed to rank:

         (a) senior to the shares of this Series A Preferred Stock, as to dividends or upon liquidation, if the holders of such series or class shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of this Series A Preferred Stock;

         (b) on a parity with shares of this Series A Preferred Stock, as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share or sinking fund provisions, if any, be different from those of this Series A Preferred Stock, if the holders of such stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority, one over the other, as between the holders of such stock and the holders of shares of this Series A Preferred Stock; and

         (c) junior to shares of this Series A Preferred Stock, as to dividends or upon liquidation, if such stock shall be Common Stock or if the holders of shares of this Series A Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of such series or class.

         Section 8. REPORTS AND NOTICES. So long as any shares of this Series A Preferred Stock are outstanding, the Corporation shall provide to the holder or holders of such shares copies of all annual, quarterly and other reports of the Corporation and copies of all shareholder notices of the Corporation when and as furnished to the holders of the Common Stock.

         Section 9. APPROVAL OF INDEPENDENT DIRECTORS.

         (a) As long as any shares of this Series A Preferred Stock are outstanding, the Corporation may not take the following actions without first obtaining the approval of a majority of the Independent Directors. "Independent Director" means any director of the Corporation who is


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



either (A) not a current officer or employee of the Corporation, or (B) a Preferred Director. The actions which require the prior approval of a majority of the Independent Directors include (i) the issuance of additional Preferred Stock ranking on a parity with this Series A Preferred Stock, (ii) the modification of the general distribution policy of the Corporation or the declaration of any distribution in respect of Common Stock for any year if, after taking into account any such proposed distribution, total distributions on shares of this Series A Preferred Stock and the Common Stock would exceed an amount equal to the sum of 105% of the Corporation's "investment company taxable income" (excluding capital gains) for such year plus net capital gains of the Corporation for that year, (iii) the acquisition of assets other than those permissible for an operating subsidiary of a New York stock savings bank, (iv) the redemption of any shares of Common Stock, (v) the determination to revoke the Corporation's status as a registered investment company under the Investment Company Act.

         (b) In assessing the benefits to the Corporation of any proposed action requiring their consent, the Independent Directors shall take into account the interests of holders of shares of both the Common Stock and the Preferred Stock, including, without limitation, the holders of this Series A Preferred Stock. In considering the interests of the holders of the Preferred Stock, including, without limitation, holders of this Series A Preferred Stock, the Independent Directors shall owe the same duties that the Independent Directors owe to holders of shares of Common Stock.

         Section 10. RESTRICTIONS ON TRANSFER.

         (a) The following terms shall have the following meanings for the purposes of this Section 10:

                  (i) "Beneficial Ownership" shall mean ownership of shares of any class or series of Common Stock or Preferred Stock by a person who would be treated as a beneficial owner of such shares under Section 3(c)(1) of the Investment Company Act and any rules promulgated thereunder. The terms "Beneficial Owner," "Beneficially Own" and "Own Beneficially" shall have correlative meanings.

                  (ii) "Restriction Termination Date" shall mean the first day on which the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a registered investment company under the Investment Company Act.

                  (iii) "Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition of any shares of Common Stock or Preferred Stock (including (i) the granting of any option (including, but not limited to, an option to acquire an option or any series of such options) or entering into any agreement for the sale, transfer or other disposition of Common Stock or Preferred Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Common Stock or Preferred Stock or the exercise of such rights), whether voluntary or involuntary, whether of record or beneficially, and whether by merger, operation of law or otherwise (including, but not limited to, any transfer of an interest in other entities which results in a change in the Beneficial Ownership of shares of Common Stock or Preferred Stock). The terms "Transfers" and "Transferred" shall have correlative meanings.

         (b) Prior to the Restriction Termination Date, any Transfer that, if effective, would result in the outstanding Common Stock and Preferred Stock being Beneficially Owned by less than 100 persons (determined without reference to any rules of attribution) shall be void AB INITIO and the intended transferee shall acquire no rights in such shares of Common Stock or Preferred Stock.

         IN WITNESS WHEREOF, Emigrant Securities Corp. has caused this certificate to be executed by its Senior Vice President and Treasurer, and attested by its Senior Vice President and Secretary, this 29th day of September, 1999.


                                    EMIGRANT SECURITIES CORP.



                                    By: /s/ Francis R. May
                                            -----------------------------------
                                            Francis R. May
                                            Senior Vice President and Treasurer


Attest:



By: /s/ Daniel C. Hickey
        -----------------------------------
        Daniel C. Hickey
        Senior Vice President and Secretary


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